EXHIBIT 2.1
                               PLAN OF ACQUISITION
                          OF ALL THE OUTSTANDING STOCK
                           OF MONMOUTH COMMUNITY BANK
                                       BY
                           MONMOUTH COMMUNITY BANCORP

         THIS PLAN OF ACQUISITION (the "Plan") is entered into as of the 16th day of March, 2000, by MONMOUTH COMMUNITY BANK, a commercial bank organized under the laws of the State of New Jersey, with its principal office at 627 Second Avenue, Long Branch, New Jersey 07740 (the "Bank"), and MONMOUTH COMMUNITY BANCORP, a corporation organized under the laws of the State of New Jersey, with its principal office at 627 Second Avenue, Long Branch, New Jersey 07740 ("Bancorp").

         WHEREAS, the Bank believes that forming a holding company will provide the Bank with flexibility in undertaking its current and future operations and facilitate any expansion by the Bank and, if necessary, the raising of additional capital;

         WHEREAS, the Bank's Board of Directors has determined that the formation of a holding company is in the best interest of the Bank's stockholders;

         WHEREAS, Bancorp was formed under the New Jersey Business Corporation Act at the direction of the Bank's Board of Directors for the sole purpose of effecting the reorganization of the Bank into a holding company structure;

         WHEREAS, pursuant to N.J.S.A. 17:9A-355 et seq., a New Jersey corporation and state-chartered bank may enter into a plan of acquisition whereby shares in the bank will be exchanged for shares in a bank holding company, provided that the plan is approved by the New Jersey Department of Banking and Insurance and the bank's stockholders; and

         WHEREAS, the Boards of Directors of the Bank and Bancorp have adopted the Plan pursuant to the provisions of N.J.S.A. 17:9A-357.


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         NOW, THEREFORE, the parties hereto agree as follows:


         SECTION 1. PLAN OF ACQUISITION REQUIRED BY SECTION 17:9A-357.

            1.1. Name of Acquiring Corporation. The name and address of the acquiring corporation is: Monmouth Community Bancorp, 627 Second Avenue, Long Branch, New Jersey 07740.

            1.2. Name of Participating Bank. The name and address of the participating bank is: Monmouth Community Bank, 627 Second Avenue, Long Branch, New Jersey 07740.

            1.3. Names and Addresses of Directors. The current Board of
                 Directors of Bancorp consists of twelve (12) directors. The names and addresses of the members of the Board of Directors of Bancorp are:

              James G. Aaron                         Richard O. Lindsey
              10 Muncy Drive                         315 Hutchinson Avenue
              West Long Branch, NJ  07764            Haddonfield, NJ  08033

              Mark R. Aikins                         John F. McCann
              14 North Ward Avenue                   135 Bingham Avenue
              Rumson, NJ  07760                      Rumson, NJ  07760

              Nicholas A. Alexander                  Harold M. Miller, Jr.
              79 West River Road                     126 Rick Road
              Rumson, NJ  07760                      Milford, NJ  08848

              John A. Brockriede                     Carmen M. Penta
              2 Van Court Avenue                     8 DeCamp Court
              Long Branch, NJ  07740                 West Long Branch, NJ  07764

              Solomon Dwek                           Mark G. Solow
              311 Crosby Avenue                      15 Page Drive
              Deal, NJ  07723                        Red Bank, NJ  07701

              Philip Konvitz                         James S. Vaccaro
              1060 Ocean Avenue                      613 N. Edgemere Drive
              Elberon, NJ  07740                     West Allenhurst, NJ  07711


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            1.4. Stocks of Banks Currently Owned by Bancorp. Bancorp does not currently own any shares of capital stock of any bank.

            1.5. Terms and Conditions of Acquisition. The terms and conditions of the acquisition, and the mode of carrying it into effect, are set forth in Sections 2, 3, 5 and 6 hereof.

            1.6. Effective Date. The effective date of the Plan shall be the date determined under Section 7 hereof.

            1.7. Other Provisions. There are no other provisions of the Plan except as set forth herein.


         SECTION 2. CAPITALIZATION; TERMS OF ACQUISITION.

            2.1. Capitalization of Bancorp. Bancorp is authorized to issue
                 100,000,000 shares of capital stock, par value $.01 per share ("Bancorp Common Stock"). Bancorp shall not issue any shares of Bancorp Common Stock prior to the Effective Date (as defined in
                 Section 7 hereof).

            2.2. Capitalization of the Bank. The Bank is authorized to issue
                 3,000,000 shares of common stock, par value $5.00 per share ("Bank Common Stock"). As a result of a recent offering of Bank Common Stock, the Bank will have, 928,420 shares of Bank Common Stock issued and outstanding.

            2.3. Terms of Acquisition. Upon the Effective Date, each share of
                 Bank Common Stock shall be converted into one share of Bancorp Common Stock, subject to the rights of dissenting shares as provided in Section 4 hereof.

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         SECTION 3. MODE OF CARRYING INTO EFFECT THE PLAN OF ACQUISITION.

            3.1. Exchange Effective Immediately. Upon the Effective Date, each certificate representing shares of Bank Common Stock shall by virtue of the Plan, and without any action on the part of the holder thereof, be deemed to represent the same number of shares of Bancorp Common Stock, and shall no longer represent Bank Common Stock. As set forth in Section 4 hereof, after the Effective Date, any dissenting stockholder who complies with the requirements of N.J.S.A. 17:9A-360 et seq. shall have only the rights accorded dissenting stockholders and such stockholder certificates shall not be deemed to represent shares of Bancorp Common Stock or of Bank Common Stock.

            3.2. Issuance of Shares of Bank to Bancorp. Upon the Effective Date,
                 the Bank shall issue to Bancorp 928,420 shares of Bank Common Stock, par value $5.00 per share, or such lesser amount as determined by subtracting the number of shares held by dissenting stockholders from the 928,420 shares.

            3.3. Means of Effecting Exchange of Certificates of Bank Common
                 Stock for Certificates of Bancorp Common Stock. Upon or immediately after the Effective Date, the Bank shall notify each Bank stockholder of record on the Effective Date (except a holder who is a dissenting stockholder as provided in Section 4 hereof) of the procedure by which certificates representing Bank Common Stock may be exchanged for certificates of Bancorp Common Stock. Registrar and Transfer Company shall act as exchange agent in effecting the exchange of certificates. After receipt of such notification, each holder shall be obligated to surrender the certificates representing Bank Common Stock for certificates of Bancorp Common Stock as promptly as possible.


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         SECTION 4. DISSENTING STOCKHOLDER.

         Any stockholder of the Bank who desires to dissent from the transactions contemplated by the Plan shall have the right to dissent by complying with all of the requirements set forth in N.J.S.A. 17:9A-360 et seq., and, if the transactions contemplated by the Plan are consummated, shall be entitled to be paid the fair value of his, her or its shares in accordance with those provisions.

         SECTION 5. CONDITIONS FOR CONSUMMATION OF THE PLAN AND RIGHT OF THE
                    BANK TO TERMINATE THE PLAN PRIOR TO CONSUMMATION.

            5.1. Conditions for Consummation. Consummation of the Plan is
                 conditioned upon the following:

            (a) Approval of the Plan by the Commissioner of Banking and Insurance of the State of New Jersey;

            (b) Approval of the Plan by the holders of two-thirds (2/3) or more of the outstanding Bank Common Stock entitled to vote;

            (c) The non-objection of the Board of Governors of the Federal Reserve System to a notification by Bancorp of its acquisition of the Bank; and

            (d) The Bank's Board of Directors not terminating the Plan prior to the Effective Date as permitted by Section 5.2 hereof.

         5.2. Right of Bank to Terminate Plan Prior to the Effective Date. At any time prior to the Effective Date, the Board of Directors of the Bank may terminate the Plan if in the judgment of the Bank's Board of Directors the consummation of the Plan is inadvisable for any


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reason. To terminate the Plan,
the Bank's Board of Directors shall adopt a resolution terminating the Plan and in the event such termination occurs after the stockholders of the Bank have voted on the Plan, promptly give written notice that the Plan has been terminated to the stockholders of the Bank. Upon the adoption of the aforementioned resolution by the Board of Directors of the Bank, the Plan shall be of no further force or effect and the Bank and Bancorp shall not be liable to each other, to any stockholder of the Bank or to any other person by reason of the Plan or the termination thereof. Without limiting the reasons for which the Bank's Board of Directors may terminate the Plan, the Board of Directors of the Bank may terminate the Plan if:

            (a) The number of stockholders dissenting from the Plan and demanding payment of the fair value of their shares would in the judgment of the Board render the Plan inadvisable; or

            (b) The Bank or Bancorp fails to receive, or fails to receive in form and substance satisfactory to the Bank or Bancorp, any permit, license or qualification from any federal or state authority required in connection with the consummation of the Plan.

         SECTION 6. EXPENSES.

         The Bank will bear all of the expenses incurred by the Bank and by Bancorp in connection with the Plan, including, without limiting the foregoing, all attorneys', accountants', and printing fees and all licensing fees incurred in connection with the Plan and the formation of Bancorp.

         SECTION 7. EFFECTIVE DATE.

         The Plan shall become effective upon a date selected by the mutual agreement in writing of the parties hereto (the "Effective Date"). The date so selected shall be within a reasonable

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period after the conditions set forth in Section 5.1 have been complied with and the Bank has received any approvals or consents without which it might terminate the Plan under Section 5.2. At least one week prior to the agreed upon Effective Date, the Plan shall be filed with the Department of Banking and Insurance of the State of New Jersey together with the writing specifying the Effective Date and a certification by the President or any Vice President of the Bank that the Bank's stockholders have approved the Plan.

         IN WITNESS WHEREOF, the Boards of Directors of Monmouth Community Bank and Monmouth Community Bancorp have authorized the execution of the Plan and caused the Plan to be executed as of the date first written above.



ATTEST:                                          MONMOUTH COMMUNITY BANK



/s/ James G. Aaron                               By:   /s/ Richard O. Lindsey
-------------------------                              ------------------------
James G. Aaron                                         Richard O. Lindsey
Secretary                                              President



ATTEST:                                          MONMOUTH COMMUNITY BANCORP



/s/ James G. Aaron                               By:   /s/ Richard O. Lindsey
-------------------------                              ------------------------
James G. Aaron                                         Richard O. Lindsey
Secretary                                              President



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